Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

Ehave, Inc.

Aventura, Florida

We hereby consent to the use in this Offering Statement on Form 1-A/A of Ehave, Inc. of our report dated May 27, 2022, related to the consolidated financial statements of Ehave, Inc.as of December 31, 2021 and 2020 and for each of the years then ended. Our report on the consolidated financial statements included an explanatory paragraph expressing substantial doubt regarding Ehave, Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in the Offering Circular included in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

June 9, 2022